    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1999
                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  ARIBA, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7372                  77-0439730
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                              1585 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
              (Address of principal executive offices) (Zip Code)
                            ------------------------

                                  ARIBA, INC.
                                1996 STOCK PLAN
           SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENTS WITH
                     CERTAIN NAMED AND UNNAMED INDIVIDUALS
                           (Full title of the Plans)
                            ------------------------

                                 KEITH J. KRACH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ARIBA, INC.
                              1585 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                    (Name and address of agent for service)
                            ------------------------

                                  408-543-3800
         (Telephone number, including area code, of agent for service)
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED
                                                                       MAXIMUM        PROPOSED MAXIMUM
                  TITLE OF                         AMOUNT TO       OFFERING PRICE         AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED            BE REGISTERED(1)    PER SHARE(2)      OFFERING PRICE(2)     REGISTRATION FEE
Shares Acquired Under Written Compensation
Agreements with Certain Named and Unnamed
Individuals
  Common Stock (par value $0.002)............    470,818 shares       $167.875         $79,038,571.75          $21,972.72

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Written Compensation Agreements with Certain Designated Individuals and Certain Unnamed Individuals, because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Ariba, Inc.

(2) Calculated only for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of Ariba, Inc. on October 14, 1999.

                                EXPLANATORY NOTE

    Ariba, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its common stock, $0.002 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus Ariba, Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 470,818 shares of common stock acquired by selling stockholders under the Ariba, Inc. 1996 Stock Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  ARIBA, INC.
         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3

FORM S-3 ITEM NUMBER                                                         LOCATION/HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front   Cover page
             Cover page of Prospectus

       2.  Inside Front and Outside Back Cover Page of            Available Information; Incorporation of Certain
             Prospectus                                             Information by Reference

       3.  Summary Information, Risk Factors and Ratio of         Risk Factors
             Earnings to Fixed Charges

       4.  Use of Proceeds                                        Use of Proceeds

       5.  Determination of Offering Price                        Not applicable

       6.  Dilution                                               Not applicable

       7.  Selling Security Holder                                Registered Stockholders

       8.  Plan of Distribution                                   Plan of Distribution

       9.  Description of Securities to be Registered             Not Applicable

      10.  Interests of Named Experts and Counsel                 Not Applicable

      11.  Material Changes                                       Not Applicable

      12.  Incorporation of Certain Information                   Documents Incorporated by Reference

      13.  Disclosure of Commission Position on Indemnification   Indemnification
             for Securities Act Liabilities

REOFFER PROSPECTUS

                             SHARES OF COMMON STOCK

                                  ARIBA, INC.

                                ---------------

    This Reoffer Prospectus relates to 421,741 shares of the Common Stock, par value $0.002 (the "Common Stock"), of Ariba, Inc. (the "Company"), which may be offered from time to time by certain key employees and consultants named herein and 49,077 shares of the Common Stock, of the Company, which may be offered from time to time by certain employees and consultants who are not named herein who are not affiliates pursuant to this Registration Statement (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

    The Common Stock is traded on the Nasdaq National Market System.

    The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
             THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                     REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY REGISTERED STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 15, 1999.

                             AVAILABLE INFORMATION

    The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The commission also maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the commission.

    The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

    A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Monica Volta, Ariba, Inc., 1585 Charleston Road, Mountain View, CA 94043. The Company's telephone number at that location is (408) 543-3800.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
THE COMPANY...............................................................     4
RISK FACTORS..............................................................     4
USE OF PROCEEDS...........................................................    16
REGISTERED STOCKHOLDERS...................................................    17
PLAN OF DISTRIBUTION......................................................    18
DOCUMENTS INCORPORATED BY REFERENCE.......................................    18
INDEMNIFICATION...........................................................    19

                                  THE COMPANY

    Ariba, Inc. ("Ariba") is a leading provider of Internet-based business-to-business electronic commerce solutions for operating resources. Operating resources are the goods and services required to operate a company, such as information technology and telecommunications equipment, professional services, MRO (Maintenance, Repair and Operations) supplies, facilities and office equipment, and expense items. Operating resources are often the largest segment of corporate expenditures, representing approximately 33% of an average company's revenues, according to Killen & Associates.

    Today, most organizations buy operating resources through paper-based processes that have remained largely unautomated by the information technology advances of the last 30 years. With the recent widespread adoption of internal computer networks based on the Internet protocol, or "intranets," and the acceptance of the Internet as a business communications platform, organizations can now automate enterprise-wide and inter-organizational commerce activities. As a result, Internet-based business-to-business electronic commerce is expected to grow rapidly from $43 billion in 1998 to $1.3 trillion in 2003, exceeding business-to-consumer electronic commerce by a factor of nine to one in 2003, according to Forrester Research. This market is expected to create a substantial demand for intranet- and Internet-based commerce applications. According to International Data Corporation, the worldwide market for Internet-based electronic commerce procurement and order management applications will experience tremendous growth, increasing from $187 million in 1998 to $8.5 billion in 2003.

    Ariba is pioneering the use of the Internet to automate the procurement and management of operating resources. Our Operating Resource Management System, Ariba ORMS, enables organizations to automate the procurement cycle within their intranets, lowering the costs associated with operating resources. Our recently launched Ariba Network is a global business-to-business electronic commerce network for operating resources that enables buyers and suppliers to automate transactions on the Internet. Together, Ariba ORMS and the Ariba Network combine intranet-based network applications with an Internet-based network to create a business-to-business electronic commerce solution for operating resources that benefits both buyers and suppliers. Since we began marketing Ariba ORMS in March 1997, it has been licensed by large, multinational industry leaders and public sector organizations including Cisco Systems, Federal Express Corporation, General Motors, Hewlett-Packard, MCI WorldCom, Philips, Merck & Co., and Visa.

    Our objective is to create the leading Internet-based business-to-business electronic commerce network for operating resources. Our strategy to achieve this objective is to take advantage of the buying power of a large multinational customer base to attract leading operating resource suppliers to our Ariba Network. We believe a growing number of suppliers in our Ariba Network will in turn draw more buyers to our network. We also believe this growth cycle will help create a network effect, where the value to each participant in the network increases with the addition of each new participant, increasing the overall value of our Ariba solution.

    The Company's executive offices are located at 1585 Charleston Road, Mountain View, CA 94043. The Company's telephone number is (408) 543-3800.

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business, results of operations and financial condition could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of any investment you make in our common stock.

RISKS RELATED TO OUR BUSINESS

    ARIBA IS AN EARLY-STAGE COMPANY. OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

    Ariba was founded in September 1996 and has a limited operating history. Our limited operating history makes an evaluation of our future prospects very difficult. We began shipping our first product, the Ariba Operating Resource Management System, or Ariba ORMS, in June 1997 and began to operate the Ariba Network in April 1999. We will encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this "Risk Factors" section. We may not successfully address any of these risks. If we do not successfully address these risks, our business would be seriously harmed.

    THE MARKET FOR OUR SOLUTIONS IS AT AN EARLY STAGE. WE NEED A CRITICAL MASS OF LARGE BUYING ORGANIZATIONS AND THEIR SUPPLIERS TO IMPLEMENT OUR SOLUTIONS.

    The market for Internet-based operating resource applications and services is at an early stage of development. Our success depends on a significant number of large buying organizations implementing Ariba ORMS and linking with suppliers over the Internet through the Ariba Network. The implementation of Ariba ORMS by large buying organizations is complex, time consuming and expensive. In many cases, these organizations must change established business practices and conduct business in new ways. Our ability to attract additional customers for our Ariba ORMS products will depend on using our existing customers as reference accounts. As of June 30, 1999, only 39 customers had licensed our Ariba ORMS solution. Accordingly, our operating resource solutions may not achieve significant market acceptance. Unless a critical mass of large buying organizations and their suppliers join the Ariba Network, our solutions may not achieve widespread market acceptance and our business would be seriously harmed.

    WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.

    We incurred net losses of $4.7 million in fiscal 1997 and $11.0 million in fiscal 1998. As of June 30, 1999, we had an accumulated deficit of approximately $35.1 million. We expect to derive substantially all of our revenues for the foreseeable future from licensing Ariba ORMS. Although these revenues have grown in recent quarters, we may not be able to sustain these growth rates. In fact, we may not have any revenue growth, and our revenues could decline. Over the longer term, we expect to derive revenues from the Ariba Network, which is based on an unproven business model. Moreover, we expect to incur significant sales and marketing, research and development, and general and administrative expenses. In the future, we expect to incur substantial non-cash costs relating to the amortization of deferred compensation which will contribute to our net losses. As of June 30, 1999, we had an aggregate of $29.3 million of deferred compensation to be amortized. As a result, we expect to incur significant losses for the foreseeable future.

    OUR QUARTERLY OPERATING RESULTS ARE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS OR INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

    Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our operating results will likely fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

    Our quarterly operating results may vary depending on a number of factors, including:

    - Demand for both Ariba ORMS and the Ariba Network;

    - Actions taken by our competitors, including new product introductions and enhancements;

    - Delays or reductions in spending for, or the implementation of, application software by our potential customers as companies attempt to stabilize their computer systems prior to January 1, 2000 in order to reduce the risk of computer system problems associated with the Year 2000;

    - Ability to scale our network and operations to support large numbers of customers, suppliers and transactions;

    - Ability to develop, introduce and market new products and enhancements to our existing products on a timely basis;

    - Changes in our pricing policies or those of our competitors;

    - Ability to expand our sales and marketing operations, including hiring additional sales personnel;

    - Size and timing of sales of our products and services;

    - Success in maintaining and enhancing existing relationships and developing new relationships with strategic partners, including systems integrators and other implementation partners;

    - Compensation policies that compensate sales personnel based on achieving annual quotas;

    - Ability to control costs;

    - Technological changes in our markets;

    - Deferrals of customer orders in anticipation of product enhancements or new products;

    - Customer budget cycles and changes in these budget cycles; and

    - General economic factors.

    Our quarterly revenues are especially subject to fluctuation because they depend on the sale of a small number of relatively large orders for our Ariba ORMS products and related services. As a result, our quarterly operating results may fluctuate significantly if we are unable to complete one or more substantial sales in any given quarter. In many cases, we recognize revenues from product sales on a percentage of completion basis. Accordingly, our ability to recognize these revenues is subject to delays associated with our customers' ability to complete the implementation of Ariba ORMS in a timely manner. In some cases, we recognize revenues on a subscription basis over the life of the subscriptions specified in the contract, which is typically 12 to 24 months. Therefore, if we do not book a sufficient number of large orders in a particular quarter, our revenues in future periods could be lower than expected. We have not fully developed our business model for the Ariba Network. As this business model evolves, the potential for fluctuations in our quarterly results could increase. Furthermore, our quarterly revenues may be affected significantly by other revenue recognition policies and procedures. These policies and procedures may evolve or change over time based on applicable accounting standards and how these standards are interpreted.

    We plan to increase our operating expenses to expand our sales and marketing operations, fund greater levels of research and development, develop new partnerships, make tenant improvements to our new facilities, increase our professional services and support capabilities and improve our operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results and financial condition could be seriously harmed and net losses in a given quarter could be even larger than expected.

    In addition, because our expense levels are relatively fixed in the near term and are based in part on expectations of our future revenues, any decline in our revenues to a level that is below our expectations would have a disproportionately adverse impact on our operating results.

    WE EXPECT THAT OUR ARIBA ORMS SOLUTIONS WILL CONTINUE TO PROVIDE SUBSTANTIALLY ALL OF OUR REVENUES FOR THE FORESEEABLE FUTURE.

    Our Ariba ORMS products and related services accounted for all of our revenues in fiscal 1998 and for the nine months ended June 30, 1999. We anticipate that revenues from our Ariba ORMS products and related services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, our Ariba ORMS solution, or its failure to achieve broad market acceptance, would seriously harm our business.

    IMPLEMENTATION OF OUR ARIBA ORMS SOLUTION BY LARGE CUSTOMERS IS COMPLEX, TIME CONSUMING AND EXPENSIVE. WE FREQUENTLY EXPERIENCE LONG SALES AND IMPLEMENTATION CYCLES.

    Ariba ORMS is an enterprise-wide solution that must be deployed with many users within a buying organization. Its implementation by large buying organizations is complex, time consuming and expensive. In many cases, our customers must change established business practices and conduct business in new ways. In addition, they must generally consider a wide range of other issues before committing to purchase our product, including product benefits, ease of installation, ability to work with existing computer systems, ability to support a larger user base, functionality and reliability. Furthermore, because we are one of the first companies to offer an Internet-based operating resource management system, many customers will be addressing these issues for the first time in the context of managing and procuring operating resources. As a result, we must educate potential customers on the use and benefits of our products and services. In addition, we believe that the purchase of our products is often discretionary and generally involves a significant commitment of capital and other resources by a customer. It frequently takes several months to finalize a sale and requires approval at a number of management levels within the customer organization. The implementation and deployment of our products requires a significant commitment of resources by our customers and third-party and/or our professional services organizations. Because we target large customers, our sales cycles range from four to 24 months and average approximately nine months.

    BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE PURCHASING NETWORKS, INCLUDING THE ARIBA NETWORK ARE AT AN EARLY STAGE OF DEVELOPMENT AND MARKET ACCEPTANCE

    We began operating the Ariba Network in April 1999. Broad and timely acceptance of the Ariba Network, which is critical to our future success, is subject to a number of significant risks. These risks include:

    - Operating resource management and procurement on the Internet is a new market;

    - Our network's ability to support large numbers of buyers and suppliers is unproven;

    - Our need to enhance the interface between our Ariba ORMS product and the Ariba Network;

    - Our need to significantly enhance the features and services of the Ariba Network to achieve widespread commercial acceptance of our network; and

    - Our need to significantly expand our internal resources to support planned growth of the Ariba Network.

    Although we expect to derive a significant portion of our long-term future revenue from the Ariba Network, we have not yet established our pricing and revenue model for the services associated with the Ariba Network. If we are unable to establish a pricing and revenue model acceptable to our customers, the Ariba Network may not be commercially successful. This would seriously harm our business, particularly if we experience a decline in the growth or growth rate of revenues from our Ariba ORMS solution.

    WE WILL RELY ON THIRD PARTIES TO EXPAND, MANAGE AND MAINTAIN THE COMPUTER AND COMMUNICATIONS EQUIPMENT AND SOFTWARE NEEDED FOR THE DAY-TO-DAY OPERATIONS OF THE ARIBA NETWORK.

    We will rely on several third parties to provide hardware, software and services required to expand, manage and maintain the computer and communications equipment and software needed for the day-to-day operations of the Ariba Network. Services provided by these parties will include managing the Ariba Network web server, maintaining communications lines and managing network data centers, which are the locations on our network where data is stored. If we are unable to contract successfully with third parties for these services, we would have to perform them ourselves. We may not successfully obtain or perform these services on a timely and cost effective basis. Since the installation of the computer and communications equipment and software needed for the day-to-day operations of the Ariba Network to a significant extent will be managed by third parties, we will be dependent on those parties to the extent that they manage, maintain and provide security for it.

    THE BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE INDUSTRY IS VERY COMPETITIVE AND WE FACE INTENSE COMPETITION FROM MANY PARTICIPANTS IN THIS INDUSTRY. IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS WILL BE SERIOUSLY HARMED.

    The market for our solution is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could seriously harm our business. Competitors vary in size and in the scope and breadth of the products and services offered. We primarily encounter competition with respect to different aspects of our solution from Captura Software, Clarus, Commerce One, Concur Technologies, Extensity, GE Information Services, Intellysis, Netscape Communications and TRADE'ex Electronic Commerce Systems. We also encounter competition from several major enterprise software developers, such as Oracle, PeopleSoft and SAP. In addition, because there are relatively low barriers to entry in the operating resource management software market, we expect additional competition from other established and emerging companies, as the operational resource management software market continues to develop and expand. For example, third parties that currently help implement Ariba ORMS could begin to market products and services that compete with our own. We could also face competition from new companies who introduce an Internet-based operating resource management solution.

    Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than us, significantly greater name recognition and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. In the past, we have lost potential customers to competitors for various reasons. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidations.

    We may not be able to compete successfully against our current and future competitors.

    WE EXPECT REVENUES FROM ARIBA ORMS TO BE CONCENTRATED IN A RELATIVELY SMALL NUMBER OF CUSTOMERS.

    In fiscal 1998, five customers accounted for more than 10% of our total revenues and, in the nine months ended June 30, 1999, one customer accounted for more than 10% of our total revenues. We may continue to derive a significant portion of our revenues from a relatively small number of customers in the future.

    WE RELY ON THIRD PARTIES TO IMPLEMENT ARIBA ORMS.

    We rely, and expect to rely increasingly, on a number of third parties to implement Ariba ORMS at customer sites. If we are unable to establish and maintain effective, long-term relationships with our implementation providers, or if these providers do not meet the needs or expectations of our customers, our business would be seriously harmed. This strategy will also require that we develop new relationships with additional third-party implementation providers to provide these services if the number of Ariba ORMS implementations continues to increase. Our current implementation partners are not contractually required to continue to help implement Ariba ORMS. As a result of the limited resources and capacities of many third-party implementation providers, we may be unable to establish or maintain relationships with third parties having sufficient resources to provide the necessary implementation services to support our needs. If these resources are unavailable, we will be required to provide these services internally, which would significantly limit our ability to meet our customers' implementation needs. A number of our competitors, including Oracle, SAP and PeopleSoft, have significantly more well-established relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than our own. In addition, we cannot control the level and quality of service provided by our current and future implementation partners.

    WE DEPEND ON SUPPLIERS FOR THE SUCCESS OF THE ARIBA NETWORK.

    We expect to depend on suppliers joining the Ariba Network. Any failure of suppliers to join the Ariba Network in sufficient and increasing numbers would make our network less attractive to buyers and consequently other suppliers. In order to provide buyers on the Ariba Network an organized method for accessing operating resources, we rely on suppliers to maintain web-based catalogs, indexing services and other content aggregation tools. Our inability to access and index these catalogs and services would result in our customers having fewer products and services available to them through our solution, which would adversely affect the perceived usefulness of the Ariba Network.

    WE DEPEND ON THE INTRODUCTION OF NEW VERSIONS OF ARIBA ORMS AND ON ENHANCING THE FUNCTIONALITY AND SERVICES OFFERED BY THE ARIBA NETWORK.

    If we are unable to develop new software products or enhancements to our existing products on a timely and cost-effective basis, or if new products or enhancements do not achieve market acceptance, our business would be seriously harmed. The life cycles of our products are difficult to predict because the market for our products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products employing new technologies and emerging industry standards could render our existing products or services obsolete and unmarketable.

    To be successful, our products and services must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance.

    In developing new products and services, we may:

    - Fail to develop and market products that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

    - Encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services;

    - Experience difficulties that could delay or prevent the successful development, introduction and marketing of these new products and services; or

    - Fail to develop new products and services that adequately meet the requirements of the marketplace or achieve market acceptance.

    IF WE FAIL TO RELEASE OUR PRODUCTS IN A TIMELY MANNER, OR IF OUR PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

    We may fail to introduce or deliver new potential offerings on a timely basis or at all. In the past, we have experienced delays in the commencement of commercial shipments of our new releases. If new releases or potential new products are delayed or do not achieve market acceptance, we could experience a delay or loss of revenues and customer dissatisfaction. Customers may delay purchases of Ariba ORMS in anticipation of future releases. If customers defer material orders of Ariba ORMS in anticipation of new releases or new product introductions, our business would be seriously harmed.

    NEW VERSIONS AND RELEASES OF ARIBA ORMS MAY CONTAIN ERRORS OR DEFECTS.

    Ariba ORMS is complex and, accordingly, may contain undetected errors or failures when first introduced or as new versions are released. This may result in loss of, or delay in, market acceptance of our products. We have in the past discovered software errors in our new releases and new products after their introduction. In the past, we discovered problems with respect to the ability of software written in Java to scale to allow for large numbers of concurrent users of Ariba ORMS. We have experienced delays in release, lost revenues and customer frustration during the period required to correct these errors. We may in the future discover errors, including Year 2000 errors and additional scalability limitations, in new releases or new products after the commencement of commercial shipments. In addition, a delay in the commercial release of the next version of Ariba ORMS could also slow the growth of the Ariba Network.

    WE COULD BE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS AND THIRD PARTY LIABILITY CLAIMS RELATED TO PRODUCTS AND SERVICES PURCHASED THROUGH THE ARIBA NETWORK.

    Our customers use our products and services to manage their operating resources. Any errors, defects or other performance problems could result in financial or other damages to our customers. A product liability claim brought against us, even if not successful, would likely be time consuming and costly and could seriously harm our business. Although our customer license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions.

    We plan to have the Ariba Network provide our customers with indices of products that can be purchased from suppliers participating in the Ariba Network. The law relating to the liability of providers of listings of products and services sold over the Internet for errors, defects or other performance problems with respect to those products and services is currently unsettled. We will not pre-screen the types of products and services that may be purchased through the Ariba Network. Some of these products and services could contain performance or other problems. We may not successfully avoid civil or criminal liability for problems related to the products and services sold through the Ariba Network. Any claims or litigation could still require expenditures in terms of management time and other resources to defend ourselves. Liability of this sort could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue certain product or service offerings or to take precautions to ensure that certain products and services are not available through the Ariba Network.

    OUR SUCCESS DEPENDS ON RETAINING OUR CURRENT KEY PERSONNEL AND ATTRACTING ADDITIONAL KEY PERSONNEL, PARTICULARLY IN THE AREAS OF DIRECT SALES AND RESEARCH AND DEVELOPMENT.

    Our future performance depends on the continued service of our senior management, product development and sales personnel, in particular Keith Krach, our President and Chief Executive Officer. None of these persons, including Mr. Krach, is bound by an employment agreement, and we do not carry key person life insurance. The loss of the services of one or more of our key personnel could seriously harm our business. Our future success also depends on our continuing ability to attract, hire, train and retain a substantial number of highly skilled managerial, technical, sales, marketing and customer support personnel. We are particularly dependent on hiring additional personnel to increase our direct sales and research and development organizations. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

    IF THE PROTECTION OF OUR INTELLECTUAL PROPERTY IS INADEQUATE, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY, AND WE MAY LOSE CUSTOMERS.

    We depend on our ability to develop and maintain the proprietary aspects of our technology. To protect our proprietary technology, we rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and patent, copyright and trademark laws.

    We license rather than sell Ariba ORMS and require our customers to enter into license agreements, which impose restrictions on their ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets through a number of means, including but not limited to, requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We cannot assure you that any of our proprietary rights with respect to the Ariba Network will be viable or of value in the future because the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

    We have no patents, and none may be issued from our existing patent application. Our future patents, if any, may be successfully challenged or may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around patents issued to us or our other intellectual property.

    There has been a substantial amount of litigation in the software industry and the Internet industry regarding intellectual property rights. It is possible that in the future, third parties may claim that we or our current or potential future products infringe their intellectual property. We expect that software product developers and providers of electronic commerce solutions will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could seriously harm our business.

    We must now, and may in the future have to, license or otherwise obtain access to intellectual property of third parties. For example, we are currently dependent on developers' licenses from enterprise resource planning, database, human resource and other system software vendors in order to ensure compliance of our Ariba ORMS products with their management systems. We may not be able to obtain any required third party intellectual property in the future.

    IN ORDER TO MANAGE OUR GROWTH AND EXPANSION, WE WILL NEED TO IMPROVE AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS.

    We have recently experienced a period of significant expansion of our operations that has placed a significant strain upon our management systems and resources. If we are unable to manage our growth and expansion, our business will be seriously harmed. In addition, we have recently hired a significant number of employees and plan to further increase our total headcount. We also plan to expand the geographic scope of our customer base and operations. This expansion has resulted and will continue to result in substantial demands on our management resources. Our ability to compete effectively and to manage future expansion of our operations, if any, will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis, and expand, train and manage our employee work force. We are currently implementing new systems to manage our financial and human resources infrastructure. We may encounter difficulties in transitioning to the new enterprise resource planning software system. Even after we implement this system, our personnel, systems, procedures and controls may be inadequate to support our future operations.

    OUR BUSINESS COULD BE ADVERSELY AFFECTED IF THE SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT OR IF OUR CUSTOMERS OR POTENTIAL CUSTOMERS ALTER THEIR PURCHASING PATTERNS AS A RESULT OF THE YEAR 2000 PROBLEM.

    The risks posed by Year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are Year 2000 compliant, our information technology systems nevertheless could be substantially impaired or cease to operate due to Year 2000 problems. Additionally, we rely on information technology supplied by third parties, and our participating sellers also are heavily dependent on information technology systems and on their own third-party vendor systems. Year 2000 problems experienced by us or any of these third parties could materially adversely affect our business. Additionally, the Internet could face serious disruptions arising from the Year 2000 problem.

    Many of our customers and potential customers have implemented policies that prohibit or strongly discourage making changes or additions to their internal computer systems until after January 1, 2000. We will experience fewer sales if potential customers who might otherwise purchase our Ariba ORMS product delay the purchase and implementation of Ariba ORMS until after January 1, 2000 in an effort to stabilize their internal computer systems in order to cope with the Year 2000 problem or because their information technology budgets have been diverted to address Year 2000 issues. If our potential customers delay purchasing or implementing Ariba ORMS in preparation for the Year 2000 problem, our business would be seriously harmed. In addition, because the revenues from some of our customers are recognized on a percentage of completion basis, any implementation delays by these customers caused by their needs to address Year 2000 issues will defer our ability to recognize this revenue.

    We cannot guarantee that any of our participating sellers or other Internet vendors will be Year 2000 compliant in a timely manner, or that there will not be significant interoperability problems among information technology systems. We also cannot guarantee that buyers and suppliers will be able to utilize the Ariba Network without serious disruptions arising from the Year 2000 problem. Given the pervasive nature of the Year 2000 problem, we cannot guarantee that disruptions in other industries and market segments will not adversely affect our business. Moreover, the costs related to Year 2000 compliance, which thus far have not been material, could ultimately be significant. In the event that we experience disruptions as a result of the Year 2000 problem, our business could be seriously harmed.

    IF WE EXPAND OUR INTERNATIONAL SALES AND MARKETING ACTIVITIES, OUR BUSINESS WILL BE SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    To be successful, we believe we must expand our international operations and hire additional international personnel. Therefore, we expect to commit significant resources to expand our international sales and marketing activities. If successful, we will be subject to a number of risks associated with international business activities. These risks generally include:

    - Currency exchange rate fluctuations;

    - Seasonal fluctuations in purchasing patterns;

    - Unexpected changes in regulatory requirements;

    - Tariffs, export controls and other trade barriers;

    - Longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - Difficulties in managing and staffing international operations;

    - Potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - The burdens of complying with a wide variety of foreign laws;

    - The risks related to the recent global economic turbulence and adverse economic circumstances in Asia; and

    - Political instability.

    WE MAY NEED TO MAKE ACQUISITIONS IN ORDER TO REMAIN COMPETITIVE IN OUR MARKET. OUR BUSINESS COULD BE ADVERSELY AFFECTED AS A RESULT OF ANY OF THESE FUTURE ACQUISITIONS.

    In order to remain competitive, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition, or integrate the acquired business, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, our equity could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, to consummate any acquisition. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our business.

    IN THE FUTURE WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN ORDER TO REMAIN COMPETITIVE IN THE BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE INDUSTRY. THIS CAPITAL MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL.

    We expect that the net proceeds from our initial public stock offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our products and services, take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

    OUR STOCK PRICE IS VOLATILE

    The market price of the common stock may decrease significantly in response to the following factors, some of which are beyond our control:

    - Variations in our quarterly operating results;

    - Changes in securities analysts' estimates of our financial performance;

    - Announcements that our revenue or income are below analysts' expectations;

    - Changes in analysts' estimates of our performance or industry performance;

    - Changes in market valuations of similar companies;

    - Sales of large blocks of our common stock;

    - The termination on October 21, 1999 or earlier of the "lock up" period during which Ariba's principal stockholders, directors, officers and other employees are not permitted to sell Ariba common stock they have acquired;

    - Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - Loss of a major customer or failure to complete significant license transactions;

    - Additions or departures of key personnel; and

    - Fluctuations in stock market price and volume, which are particularly common among highly volatile securities of software and Internet-based companies.

    WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business.

    OUR STOCK PRICE COULD BE AFFECTED BY SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE.

    Approximately 32,817,122 shares of our common stock will be eligible for sale for the first time in the public market on October 22, 1999, subject to Rule 144 where applicable. Sales of a substantial number of shares of common stock in the public market could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

    WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

    OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS CONTROL ARIBA AND COULD LIMIT THE ABILITY OF OUR OTHER STOCKHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER TRANSACTIONS SUBMITTED FOR A VOTE OF OUR STOCKHOLDERS.

    As of October 12, 1999 our executive officers, directors and principal stockholders beneficially own, in the aggregate, approximately 56% of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions which could have the effect of delaying or preventing a third party from acquiring control over us.

RISKS RELATED TO THE INTERNET INDUSTRY

    WE DEPEND ON INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ELECTRONIC COMMERCE. IF THE USE OF THE INTERNET AND ELECTRONIC COMMERCE DO NOT GROW AS ANTICIPATED, OUR BUSINESS WILL BE SERIOUSLY HARMED.

    The Ariba Network depends on the increased acceptance and use of the Internet as a medium of commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products.

    Our business would be seriously harmed if:

    - Use of the Internet and other online services does not continue to increase or increases more slowly than expected;

    - The technology underlying the Internet and other online services does not effectively support any expansion that may occur; or

    - The Internet and other online services do not create a viable commercial marketplace, inhibiting the development of electronic commerce and reducing the need for our products and services.

    WE DEPEND ON THE ACCEPTANCE OF THE INTERNET AS A COMMERCIAL MARKETPLACE AND THIS ACCEPTANCE MAY NOT OCCUR ON A TIMELY BASIS.

    The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons. These include:

    - Potentially inadequate development of the necessary communication and computer network technology, particularly if rapid growth of the Internet continues;

    - Delayed development of enabling technologies and performance improvements;

    - Delays in the development or adoption of new standards and protocols; and

    - Increased governmental regulation.

    SECURITY RISKS AND CONCERNS MAY DETER THE USE OF THE INTERNET FOR CONDUCTING ELECTRONIC COMMERCE.

    A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems or those of other web sites to protect proprietary information. If any well-publicized compromises of security were to occur, it could have the effect of substantially reducing the use of the web for commerce and communications. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or suppliers, which could disrupt the Ariba Network or make it inaccessible to customers or suppliers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. To the extent that our activities may involve the storage and transmission of proprietary information, such as credit card numbers, security breaches, could expose us to a risk of loss or litigation and possible liability. Our security measures may be inadequate to prevent security breaches, and our business would be harmed if we do not prevent them.

    THE ARIBA NETWORK MAY EXPERIENCE PERFORMANCE PROBLEMS OR DELAYS AS A RESULT OF HIGH VOLUMES OF TRAFFIC.

    The Ariba Network is currently operating on a limited basis. If the volume of traffic on the web site for the Ariba Network increases, the Ariba Network may in the future experience slower response times or other problems. In addition, users will depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for access to the Ariba Network. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause users of the Ariba Network to perceive this service as not functioning properly and therefore cause them to use other methods to procure their operating resources.

    INCREASING GOVERNMENT REGULATION COULD LIMIT THE MARKET FOR, OR IMPOSE SALES AND OTHER TAXES ON THE SALE OF, OUR PRODUCTS AND SERVICES OR ON PRODUCTS AND SERVICES PURCHASED THROUGH THE ARIBA NETWORK.

    As Internet commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in electronic commerce to liability, which could limit the growth of electronic commerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

    We do not collect sales or other similar taxes in respect of goods and services purchased through the Ariba Network. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies like us that engage in or facilitate electronic commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services over the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of goods and services through the Ariba Network could seriously harm our business.

    Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. This legislation could ultimately be enacted into law or this legislation could contain a limited time period in which this tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, legislation could be renewed at the end of this period. Failure to enact or renew this legislation could allow various states to impose taxes on electronic commerce, and the imposition of these taxes could seriously harm our business.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.

                            REGISTERED STOCKHOLDERS

    The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees and consultants (the "Registered Stockholders") of the Company. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options or stock purchase rights granted under the 1996 Stock Plan.

    The following table sets forth certain information with respect to the Registered Stockholders as of October 15, 1999:

                                                                                         NUMBER OF
                                                                                       SHARES TO BE
                                                                                          OFFERED
REGISTERED STOCKHOLDER                                                                    HEREBY
-------------------------------------------------------------------------------------  -------------
Adams, Daniel........................................................................       26,000
Allaun, R. Keith.....................................................................        9,600
Bocks, Stephanie M...................................................................        1,800
Chang, Jeffrey.......................................................................       20,000
Chen, Prakoon........................................................................       24,000
Chester, David W.....................................................................        7,500
Conway, Michael P....................................................................       30,000
Conway, Robert.......................................................................        1,600
De Kesel, Herman.....................................................................        3,200
Dermer, Daniel B.....................................................................       28,000
Eansor, Gregory A....................................................................        7,500
Fenstermacher, Thomas................................................................        4,000
Garcia, Michael......................................................................        1,111
Gardner, Ben D.......................................................................        5,500
Griffin, Kelly C.....................................................................        9,200
Grillo, Daniel L.....................................................................       24,000
Guerra, Patrick......................................................................       30,768
Gumperz, Andrew J....................................................................        5,000
Hahn, Mark K.........................................................................        5,000
Hall, Douglas........................................................................       11,250
Hammer, Michael......................................................................        8,000
Hazlewood, David.....................................................................        2,000
Henneuse, Kent.......................................................................        1,390
Hibdon, Alan H.......................................................................        8,000
Horine, Christie.....................................................................        4,000
Hung, Richard........................................................................        5,416
Hutchings, Barry.....................................................................        3,000
Kitagawa, Elaine.....................................................................        7,700
Knight, Alexandra A..................................................................        6,000
Lee, Raymond.........................................................................        1,500
Lount, C. Tina.......................................................................        6,000
Muhlitner, David.....................................................................        4,000
Murthy, Sridhar......................................................................       32,000
Neenan, Edward.......................................................................        4,800
Petrillo Jr., James C................................................................        5,500
Petrow, Chester B....................................................................       12,000
Quintal, Maureen.....................................................................       12,000
Spier, Jonathan M....................................................................        9,000
Steinbacher, Michael R...............................................................        8,000
Streeper, Samuel G...................................................................        7,334
Stroup, Judith A.....................................................................        1,800
Thiers, Ximena.......................................................................        4,000
Whitley, Kevin S.....................................................................       12,000
Williams, Richard A..................................................................        1,272

Certain unnamed non-affiliates of the Company (1)....................................       49,077
                                                                                       -------------
    Total............................................................................      470,818
                                                                                       -------------
                                                                                       -------------

------------------------------

(1) Each unnamed non-affiliate may use this reoffer prospectus to sell up to 1,000 shares of Common Stock.

                              PLAN OF DISTRIBUTION

    The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders. The Company understands that none of such shares will be offered through underwriters.

    The Selling Stockholder(s) may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder(s) may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholder(s) will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder(s) to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder(s), to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholder(s). Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions. To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholder(s) or anyone effecting sales on behalf of the Selling Stockholder(s) may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

    The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholder(s) or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Ariba hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

    (a) Ariba's prospectus filed with the SEC under Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-76953 on Form S-1 filed with the SEC on April 23, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for Ariba's fiscal years ended September 30, 1997 and 1998.

    (b) Ariba's Registration Statement No. 000-26299 on Form 8-A filed with the Commission on June 8, 1999, under Section 12 of the Securities and Exchange Act of 1934, as amended, (the "1934 Act") in which there is described the terms, rights and provisions applicable to Ariba's outstanding Common Stock.

    All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

                                INDEMNIFICATION

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article VII,
Section 6 of Ariba's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Ariba's Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Ariba and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Ariba for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Ariba has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Ariba's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

    Ariba, Inc. ("Ariba") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

    (a) Ariba's prospectus filed with the SEC under Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-76953 on Form S-1 filed with the SEC on April 23, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Registrant's fiscal years ended September 30, 1997 and 1998.

    (b) The description of Ariba's outstanding Common Stock contained in Ariba's Registration Statement No. 000-26299 on Form 8-A filed with the SEC on June 8, 1999, under Section 12 of the Securities and Exchange Act of 1934, as amended, (the "1934 Act") in which there is described the terms, rights and provisions applicable to Ariba's outstanding Common Stock.

    All reports and definitive proxy or information statements filed under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall also be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

    Not Applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

    Not Applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article VII,
Section 6 of Ariba's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Ariba's Certificate of Incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to Ariba and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Ariba for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Ariba has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide Ariba's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

    The sale and issuance of securities to the selling stockholders was deemed to be exempt from registration under the Securities Act of 1933 by virtue of
Section 4(2) thereof.

Item 8.  EXHIBITS

EXHIBIT NUMBER   EXHIBIT
---------------  -------------------------------------------------------------------------------------------------
        4        Instrument Defining Rights of Stockholders. Reference is made to Ariba's Registration Statement
                   No. 000-26299 on Form 8-A, which is incorporated herein by reference under Item 3(b) of this
                   Registration Statement.

       23.1      Consent of KPMG LLP, Independent Accountants.

       24        Power of Attorney. Reference is made to page II-4 of this Registration Statement.

       99.1      Form of Written Compensation Agreement.

Item 9.  UNDERTAKINGS

    A. Ariba hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

            (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act,

            (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; PROVIDED, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Ariba under Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement;

        (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Written Compensation Agreements with Certain Designated Individuals and Certain Unnamed Individuals.

    B. Ariba hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Ariba's annual report under Section 13(a) or
Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of Ariba under the indemnification provisions summarized in Item 6 or otherwise, Ariba has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ariba of expenses incurred or paid by a director, officer or controlling person of Ariba in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ariba will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    The Securities Act of 1933, as amended, requires that Ariba certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has had this Registration Statement signed on its behalf by the undersigned, who is duly authorized, in the City of Mountain View, State of California on this 15th day of October, 1999.

                                ARIBA, INC.

                                By:              /s/ KEITH J. KRACH
                                     -----------------------------------------
                                                   Keith J. Krach
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

    That the undersigned officers and directors of Ariba, Inc., a Delaware corporation, do hereby constitute and appoint Keith J. Krach and Edward P. Kinsey, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney on the date indicated.

    Under the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
      /s/ KEITH J. KRACH          Officer and Chairman of
------------------------------    the Board of Directors     October 15, 1999
        Keith J. Krach            (Principal Executive
                                  Officer)

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chief Financial Officer,
                                  Vice-President-Finance
     /s/ EDWARD P. KINSEY         and Administration and
------------------------------    Secretary (Principal       October 15, 1999
       Edward P. Kinsey           Financial and Accounting
                                  Officer)

       /s/ PAUL HEGARTY
------------------------------  Director                     October 15, 1999
         Paul Hegarty

     /s/ ROBERT C. KAGLE
------------------------------  Director                     October 15, 1999
       Robert C. Kagle

     /s/ JOHN B. MUMFORD
------------------------------  Director                     October 15, 1999
       John B. Mumford

     /s/ HATIM A. TYABJI
------------------------------  Director                     October 15, 1999
       Hatim A. Tyabji

                                 EXHIBIT INDEX

EXHIBIT NUMBER   EXHIBIT
---------------  -------------------------------------------------------------------------------------------------
        4        Instrument Defining Rights of Stockholders. Reference is made to Ariba's Registration Statement
                   No. 000-26299 on Form 8-A, which is incorporated herein by reference under Item 3(b) of this
                   Registration Statement.

       23.1      Consent of KPMG LLP, Independent Accountants.

       24        Power of Attorney. Reference is made to page II-4 of this Registration Statement.

       99.1      Form of Written Compensation Agreement